UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46600 Deep Woods Road, Paisley, Florida 32767
(Address of principal executive offices)

386-943-8358
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01                      Termination of a Material Definitive Agreement

Turbine Truck Engines, Inc. (the “Company” or “TTE”) in reviewing its 8K filings in preparation of its 10K filing, wishes to be clear that the following Agreements entered into by the Company over the years have been terminated as described below:

KINGTEC AGREEMENT

On June 20, 2011, the Company filed an 8K, outlining its entry into to a Share Purchase Agreement dated May 2010 with Hua Tec Enterprise Co. LTD, (“Hua Tec”) an international company incorporated in the Independent State of Samoa. This Agreement was terminated, by its own terms, after due diligence was completed because of the Company’s inability to assure itself that the HuaTec transaction could properly be audited.

GOLDEN GATE

On June 10, 2008,  the Company announced that it had issued a Convertible Debenture to Golden Gate Investors, Inc. (“Golden”) in the principal  amount of $1,000,000, dated June 6, 2008, for the purpose of accessing necessary funding to continue operations.  The Agreement has terminated and has not been renewed.

ELYSIAN SHORES

On July 2, 2012, the Company filed an 8K regarding its entry into a Stock Purchase Agreement dated June 27, 2012 with Mark Theriot on behalf of Elysian Shores Holdings, a Turks and Caicos Islands Exempted Company, wherein TTE agreed to sell and Elysian agreed to purchase, 23,076,924 shares of Common Stock at a purchase price of $0.065 per share.   The Company terminated the agreement, after discovering Elysian did not have the requisite funds needed for the purchase and because the Company suspected that Elysian intended to acquire the Shares, and then sell them to fund the purchase price, all in violation of the Agreement and applicable securities laws.  The Agreement was terminated and Elysian retained none of the company’s stock.

Item 9.01   Financial Statements and Exhibits

    (c)           Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated April 3, 2013	/s/ Michael H. Rouse
Michael H. Rouse, CEO